Exhibit 10.47

SQUARE ACQUISITION CORP.

KEY EMPLOYEE AGREEMENT
FOR
J. MILTON HARRIS

This Employment Agreement (“Agreement”) is entered into as of the 29th day of June, 2001, by and between J. Milton Harris (“Executive”) and Square Acquisition Corp., an Alabama Corporation (the “Company”).  The Company is a wholly owned subsidiary of Inhale Therapeutic Systems, Inc., a Delaware corporation (the “Parent”).

Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

Now Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.                                      Employment by the Company.

1.1          The effective date of this Agreement shall be the Closing Date as defined in that certain Agreement and Plan of Merger and Reorganization dated May 22, 2001, as amended, (the “Reorganization Agreement”) between and among the Company, Parent, Shearwater Corporation, an Alabama Corporation, J. Milton Harris and Puffinus, L.P.  If the transaction in the Reorganization Agreement does not close, this Agreement shall have no effect, and shall not be binding on the Company or on Executive.

1.2          Subject to terms set forth herein, the Company agrees to employ Executive in the position of President, Square Acquisition Corp. and Executive hereby accepts such employment effective as of the Closing Date (the “Employment Date”).  During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company.

1.3          Executive shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”).

1.4          The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                                      Compensation.

2.1          Target Compensation.  Executive shall receive for services to be rendered hereunder an annualized target compensation of $405,600, subject to standard deductions and withholdings (the “Target Compensation”).  The Target Compensation consists of a Base Salary and a Target Variable Compensation.

(a)           Base Salary.  Executive shall receive an annualized salary of $312,000 (“Base Salary”), payable in accordance with the Company’s standard payroll practices.

(b)           Target Variable Compensation.  The Executive shall receive an annual variable salary target of $93,600 (representing 100% performance) (the “Target Variable Compensation”) dependent upon the Company’s performance measured against clearly defined and numerically weighted goals approved by the Board of Directors of the Company twice a year, either prior to or promptly after the six-month time period to which the goals apply.  The Target Variable Compensation will be made in two payments per year, subject to standard deductions and withholdings.  In order to be eligible to receive each payment of the Target Variable Compensation, Executive must be an active employee of the Company on the date each payment is awarded.

2.2          Standard Benefits.  Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard benefits of Parent which may be in effect from time to time and provided by Parent to its employees generally.

2.3          Equity Compensation.  Subject to the approval by the Option Grant Subcommittee of the Parent’s Board of Directors, Executive shall be granted an option to purchase 100,000  shares of Parent’s Common Stock (the “Option”), at fair market value as determined by Parent’s Board as of the date of grant, pursuant to Parent’s 2000 Non-Officer Equity Incentive Plan (the “Plan”).  Except as set forth in Section 6.1 below, the shares governed by the Option shall vest as follows: 20% (12/60th) of the shares governed by the Option shall vest on the first anniversary of the Employment Date and an additional 1.67% (1/60th) of the shares governed by the Option shall vest monthly beginning one month following the first anniversary of the Employment Date until such time as 100% of the shares governed by the Option shall be vested.  The Option shall be governed by the terms and conditions set forth in the Plan, and in the applicable written stock option agreement and grant document.

3.                                      Proprietary Information Obligations.

3.1          Agreement.  Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

3.2          Remedies.  Executive’s duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company.  Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4.                                      Noncompetition Agreement.

4.1          Agreement.  Executive agrees to execute and abide by the Noncompetition Agreement attached hereto as Exhibit B.

4.2          Remedies.  Executive’s duties under the Noncompetition Agreement shall survive termination of his employment with the Company.  Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Noncompetition Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

5.                                      Outside Activities.

5.1          Except as permitted in Section 5.4, and except with the prior written consent of the Company’s Board of Directors, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

5.2          Except as permitted by Sections 5.3 and 5.4, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, Parent, Parent’s subsidiaries, its or their respective businesses or prospects, financial or otherwise.

5.3          Except as permitted in Section 5.4, during the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, Parent, or Parent’s subsidiaries, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company, Parent, or Parent’s subsidiaries; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

5.4          Notwithstanding anything to the contrary in this Agreement or the Noncompetition Agreement, Executive is permitted to be a shareholder in and act as a director on the Board of Directors of Expression Genetics (“EG”), which entity is developing, securing, promoting, manufacturing, marketing, licensing, seeking regulatory approval, distributing and similar related activities regarding: (i) polyethylene glycol (“PEG”) molecules, PEG derivatives, PEG Hydrogels and other polymeric materials used in combination with genetic materials by any route of delivery or method of expression, and (ii) other gene delivery and gene expression technologies, any part or all of which may be useful in the treatment of diseases, pre-operative and post-operative complications, and other medically related matters, and any successor entity or assignee of all or substantially all of the assets of EG (an “EG Successor”), so long as such activities do not interfere with his duties hereunder.  Further, in the event that EG or an EG Successor should liquidate, dissolve or wind-up its business operations during the Noncompetition Period (as defined in the Noncompetition Agreement), then Executive may provide substantially similar services to one entity in existence at any given time with a similar scope of activity, so long as such activity does not interfere with his duties hereunder.  For the purpose of this Agreement, genetic material shall mean any nucleotide capable of carrying genetic information, nucleic acid sequence capable of carrying genetic information or composition thereof capable of carrying genetic information.  In the event that the business of either the Parent or the Company extends to gene delivery and/or gene expression technologies, including any activity as set forth in Sections 5.4(i) or (ii) above, then the Company shall provide written notice to Executive and within 30 days thereafter, Executive shall terminate all activities as a director of EG, or if applicable, such similar services with an EG Successor, although Executive may maintain shareholder or similar status with EG or, if applicable, may maintain shareholder or similar status with an EG successor .

6.                                      Termination of Employment.

6.1                               Termination Without Cause.

(a)           The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause.  In the event that Executive’s employment is terminated for any reason, either with or without Cause, he agrees to immediately resign from any and all other employment, officer or director positions that he holds with the Company, its parent, or any affiliated entity.

(b)           In the event the Company terminates Executive’s employment without Cause on or before the fourth anniversary of the Employment Date, Executive shall be entitled to (i) continuation of Base Salary in effect at the time of termination for a period of twelve (12) months following the date of termination and (ii) accelerated vesting of the Option such that, in addition to the number of shares vested as of the date of termination pursuant to the Schedule set forth in Section 2.3 above, the number of shares that would have vested over the 12 month period following such date of termination had the Executive’s employment not been terminated without Cause shall be deemed vested as of the date of termination.

(c)           In the event the Company terminates Executive’s employment without Cause after the fourth anniversary of the Employment Date and prior to the fifth anniversary of the Employment Date, Executive shall be entitled to (i) continuation of Base Salary in effect at the time of termination until the fifth anniversary of the Employment Date and (ii) accelerated vesting of the Option such that, in addition to the number of shares vested as of the date of termination pursuant to the Schedule set forth in Section 2.3 above, the number of shares that would have vested during the period from the date of termination until the fifth anniversary of the Employment Date had the Executive’s employment not been terminated without Cause shall be deemed vested as of the date of termination.

6.2                               Termination for Cause.

(a)           The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause.

(b)           “Cause” for termination shall mean:  (a) indictment or conviction of any felony; (b) participation in any fraud against the Company; (c)  intentional damage to any property of the Company; or (d) intentional breach of this Agreement, including Exhibits A and B.

(c)           In the event Executive’s employment is terminated at any time with Cause, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

6.3                               Voluntary Or Mutual Termination.

(a)           Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive. In the event that Executive terminates his employment with the Company for any reason, he will immediately resign from any and all other employment, officer or director positions that he holds with the Company, its parent, or any affiliated entity.

(b)           In the event Executive voluntarily terminates his employment, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

7.             Release.  Upon termination of Executive’s employment, Executive shall provide the Company with an executed and effective release substantially in the form attached hereto as Exhibit C (the “Release”), as a condition of receipt of any severance benefits provided under Section 6.1 of this Agreement.  With respect to Executive’s stock options, unless Executive has provided the Company with an executed and effective Release, any acceleration of Executive’s stock options as provided in Section 6.1 of this Agreement shall be null and void and Executive’s stock options in such event will be vested and may be exercised following the date of termination only to the extent provided under their original terms in accordance with the applicable stock option plan, and the applicable option agreements.

8.                                      Cooperation with Company.

8.1          Cooperation Obligation.  During and after the term of Executive’s employment, Executive will cooperate with the Company and Parent in responding to the reasonable requests of the Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, Parent, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable.  In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony.  Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The failure by Executive to cooperate fully with the Company in accordance with this Section 8 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to make additional payments to Executive or accelerate vesting of the Option under Section 6.1 becoming null and void.

8.2          Expenses and Fees.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in Section 8.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. After termination of Executive’s employment, the Company will also pay Executive a reasonable fee in the amount of $200 per hour for the time Executive devotes to matters as requested by the Company under Section 8.1 (“the Fees”). The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees. Executive acknowledges that in cooperating in the manner described in Section 8.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all employment taxes and any other taxes due and owing as a result of the payment of Fees.  Executive hereby indemnifies the Company, Parent, and its and their respective officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer’s share of employment taxes subsequently determined to be applicable, if any.

9.                                      General Provisions.

9.1          Representation Regarding Compensation From Prior Employment.  Executive hereby represents and warrants that all amounts due to him in connection with employment prior to the Employment Date have been timely paid in full, and he hereby acknowledges that he is owed no compensation due to such prior employment.

9.2          Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

9.3          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

9.4          Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.5          Complete Agreement.  This Agreement and its Exhibits constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, superceding any and all agreements entered into between the Executive and the Company or Shearwater Corporation.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

9.6          Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

9.7          Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.8          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, the Parent, and its and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder; and Executive may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

9.9          Attorney Fees.  If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

9.10        Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Alabama.

In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

Square Acquisition Corporation

	By:	/s/ Ajit S. Gill
Ajit S. Gill
Chairman and President

	Date:	June 29, 2001
Accepted and agreed this 29th day of June, 2001.

/s/ J. Milton Harris
J. Milton Harris